Exhibit 99.1

July 3, 2008

Dear Fund III Member:

In an effort to keep our Vestin Fund III, LLC (the “Fund”) members fully informed, we are writing to you regarding our current operating results. The Fund has experienced a significant increase in problem loans during the quarter ended June 30, 2008. As of that date, the Fund has 24 loans outstanding with an aggregate principal amount of approximately $19 million, of which 13 loans with an aggregate principal amount of approximately $14 million were not current in making interest payments. This represents an increase from March 31, 2008 when the Fund reported 6 loans representing approximately $6 million as non-performing loans.

Of the delinquent loans, 5 loans representing approximately $5 million in principal amount became delinquent during the last week of June 2008, 3 loans representing approximately $3 million are 31 to 60 days delinquent and 5 loans representing approximately $6 million are more than 90 days delinquent. Out of the 13 delinquent loans, foreclosure proceedings have been commenced with respect to 10 loans with an aggregate principal amount of approximately $11 million.

The fund is currently evaluating the newly delinquent loans in order to determine if they should be classified as non-performing and to assess the appropriate size of our allowance for loan losses. At March 31, 2008, the Fund had an allowance for loan losses of approximately $1 million.

Our Manager believes that the increase in problem loans is a direct result of the deterioration of the economy and the credit markets and is working aggressively to resolve these loans and will continue to closely monitor all of our loan portfolios. However, we are keenly aware that our near term operating results are likely to suffer as we work our way through these problem loans.

Thank you for your time.

Sincerely

Vestin Mortgage, Inc., Sole Manager of
Vestin Fund III, LLC